Exhibit 99.1

HINES GLOBAL REIT II, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Hines Global REIT II, Inc. (the “Company”), acquired 2819 Loker Avenue East on December 17, 2014 for $25.4 million and Bishop's Square on March 3, 2015 for €92.0 million (approximately $103.5 million assuming a rate of $1.12 per EUR as of the acquisition date).

An unaudited pro forma balance sheet is not presented because the acquisition of 2819 Loker Avenue East was already reflected in the Company's consolidated balance sheet as of December 31, 2014. The unaudited pro forma consolidated statement of operations assumes that the acquisition of 2819 Loker Avenue East occurred on January 1, 2014. However, there are no pro forma adjustments for the acquisition of Bishop's Square included in the unaudited pro forma consolidated financial statements since the financial statements are not currently required to be filed for this recent acquisition.

The unaudited pro forma adjustments are based on available information and certain estimates and assumptions that the Company believes are reasonable and factually supportable. The unaudited pro forma consolidated statements of operations are not necessarily indicative of what actual results of operations would have been had the Company made this acquisition on January 1, 2014, nor does it purport to represent the results of operations for future periods.

HINES GLOBAL REIT II, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2014

	Year Ended December 31, 2014	Adjustments for the 2819 Loker Avenue East Acquisition		Pro Forma
Revenues:
Rental revenue	$94,327	$2,200,963	(a)	$2,295,290
Revenue	94,327	2,200,963		2,295,290
Expenses:
Property operating expenses	21,919	511,443	(a)	533,362
Real property taxes	9,460	220,733	(a)	230,193
Property management fees	1,769	41,277	(b)	43,046
Depreciation and amortization	49,288	1,150,053	(a)	1,199,341
Acquisition related expenses	131,454	(128,454)	(c)	3,000
Asset management and acquisition fees	570,375	(570,375)	(d)	—
Organizational expenses	63,164	—		63,164
General and administrative	554,476	—		554,476
Total expenses	1,401,905	1,224,677		2,626,582
Income (loss) before other income (expenses)	(1,307,578)	976,286		(331,292)
Other income (expenses):
Interest expense	(20,328)	(217,681)	(e)	(238,009)
Interest income	243	2,100		2,343
Net income (loss)	(1,327,663)	760,705		(566,958)
Less: Net (income) loss attributable to noncontrolling interests	186,940	(95,395)	(a)	91,545
Net income (loss) attributable to common stockholders	$(1,140,723)	$665,310		$(475,413)
Basic and diluted income (loss) per Class A common share	$(14.67)	$—		$(3.68)
Weighted average number of common shares outstanding	77,779	51,371	(f)	129,150

See notes to unaudited pro forma consolidated statement of operations and notes to unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2014

Adjustments

(a)
To record the pro forma effect of the Company’s acquisition of 2819 Loker Avenue East based on its historical results of operations assuming that the acquisition had occurred on January 1, 2014. Depreciation and amortization were calculated based on the fair values of the investment property using a useful life of 40 years and intangible lease assets and liabilities using a useful life of the remaining lease terms, which are preliminary and subject to change.

(b)	To record the pro forma effect of the Company’s 3.0% property management fee assuming that the acquisition of 2819 Loker Avenue East had occurred on January 1, 2014.

(c)	To eliminate the effect of non-recurring acquisition expenses recorded in relation to the Company's acquisition of 2819 Loker Avenue East.

(d)	To eliminate the effect of the non-recurring acquisition fee recorded in relation to the Company's acquisition of 2819 Loker Avenue East.

(e)
To record the pro forma effect of interest expense on borrowings of $24.2 million under the credit facility with Hines Interests Limited Partnership ("Hines") related to the acquisition of the 2819 Loker Avenue East, assuming that the borrowings were outstanding as of January 1, 2014. The interest rate under the credit facility with Hines was 2.16% as of the date of acquisition.

(f)
To record the pro forma effect of the proceeds from the issuance of shares of the Company's common stock that were used to complete the acquisition of 2819 Loker Avenue East, less amounts received from the credit facility with Hines described in (b) above. This adjustment assumes that the Company sold shares at a price of $10.00 per share less an aggregate of $1.08 per share of selling commissions, dealer manager fees and issuer costs.

Pro Forma for the Year Ended December 31, 2014
Cash needed to acquire 2819 Loker Avenue East	$1,150,000

Net cash received from each share of common stock issued	$8.92

Common stock needed to purchase 2819 Loker Avenue East	129,150
Less: Historical weighted average common shares outstanding	77,779
Weighted average number of common shares outstanding	51,371

Notes to Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2014

(1)  Investment Properties Acquired After January 1, 2014

2819 Loker Avenue East

On December 17, 2014, a subsidiary of the Company acquired 2819 Loker Avenue East, an industrial building located in Carlsbad, California. 2819 Loker Avenue East consists of 161,310 square feet of net rentable area and is 100% leased to one tenant. The net purchase price for 2819 Loker Avenue East was $25.4 million, exclusive of transaction costs and working capital reserves.

Bishop's Square

On March 3, 2015, a subsidiary of the Company acquired Bishop's Square, an office building located in Dublin, Ireland. Bishop's Square consists of 153,529 square feet of net rentable area that is 100% leased to five tenants. The net purchase price for Bishop's Square was €92.0 million (approximately $103.5 million assuming a rate of $1.12 per EUR as of the acquisition date), exclusive of transaction costs and working capital reserves.

The unaudited pro forma consolidated statement of operations assumes that the acquisition of 2819 Loker Avenue East occurred on January 1, 2014. There are no pro forma adjustments for the acquisition of Bishop's Square since the financial statements are not currently required to be filed for this recent acquisition.

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